Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated December 1, 2016, with respect to the consolidated financial statements of Amtech Systems, Inc. and Subsidiaries as of September 30, 2016 and 2015 and for the years ended September 30, 2016, 2015, and 2014, and with respect to the effectiveness of internal control over financial reporting as of September 30, 2016, which appears in Amtech Systems, Inc. Annual Report on Form 10-K/A for the year ended September 30, 2016, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading of “Experts” in this registration statement.

/s/ MAYER HOFFMAN MCCANN P.C.
Phoenix, Arizona
January 18, 2017